Exhibit 99.2

Applied Minerals Announces Streamlining of Cost Structure

NEW YORK, NY- November 2, 2015 - Applied Minerals, Inc. (the "Company" or "Applied Minerals") (OTCQB: AMNL), a leading global producer of halloysite clay and advanced natural iron oxides, marketed under the DRAGONITE™ and AMIRON™ trademarks, respectively, has implemented a number of cost-saving initiatives that will serve to strengthen its operational model and enhance its liquidity position as it executes the next steps of its strategy to penetrate the application markets for both its DRAGONITE halloysite clay and AMIRON iron oxide products.

In total, the Company expects these initiatives to reduce its annual fixed costs from approximately $9 million to under $6 million. The savings realized from these initiatives will be derived from efficiencies realized from all aspects of the business, both corporate and operational, putting the company in a stronger position to execute on its current business and pipeline opportunities. Additional liquidity is expected to be realized from the auction of the Company’s non-operating real estate assets located in Shoshone County, ID.

Operational Initiatives

Cost savings related to the Company’s operations are primarily due to the Company's completion of required exploration and development work at the Dragon Mine property. With the infrastructure of the mine now successfully complete and sufficient stockpiles of halloysite clay and iron oxide established, the Company has been able to strategically reduce the heavy exploration expenditures and associated headcount related to these activities. These efficiencies will be realized without disrupting the Company’s ability to satisfy its current business and pipeline opportunities. As a result of the completed work, Applied Minerals anticipates providing an upgraded resource statement with increases to both the quality and quantity of our halloysite and iron oxide resources, in the near future.

Corporate Initiatives

Cost savings related to corporate expenses include, but are not limited to, the restructuring of the compensation of certain members of management team and Board of Directors, the internal adoption of certain outsourced professional services and the assumption of the role of Chief Financial Officer by Chris Carney. Management will continue to allocate significant resources to the Company’s sales and marketing efforts.

Sale of Legacy, Non-Core Assets

The Company has engaged the J.P. King Auction Company, a leading US-based real estate auctioneer, to conduct an auction of approximately 1,000 acres of non-core real estate assets located in Shoshone County, ID. The auction is scheduled to be completed by January 2016 and the proceeds will further strengthen the Company’s liquidity position. It should be stressed that this non-operating legacy asset has never been part of the Company’s halloysite and iron oxide business and in a legacy asset that has no operation. More information regarding the auction of this asset can be found at www.jpking.com.

Statement from Management

According to Andre Zeitoun, President and CEO of Applied Minerals, “We are pleased to announce that the Company will significantly lower its cost structure through both the planned completion of the Dragon Mine’s underground development and the reduction of certain expenses at our corporate headquarters. These initiatives will significantly strengthen our liquidity position without, in any way, affecting the resources allocated to the Company’s sales and marketing efforts. We’re pursuing a number of very attractive commercial opportunities for our DRAGONITE and AMIRON products and these cost savings initiatives will better position us to convert the opportunities that lie before us. Our reduced cost structure, in conjunction with our recently announced $5.0 million iron oxide supply agreement, positions the Company in a strong financial position to continue the execution of its business with no current or future plan of raising additional equity capital to fund its operation.

About Applied Minerals

Applied Minerals is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals' most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Contact:

Investor Relations:

MZ North America

Greg Falesnik

Senior Vice President

1-949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us